Exhibit 99.1


                 Nara Bancorp Reports $0.33 Earnings
              Per Diluted Share for Second Quarter 2007


    LOS ANGELES--(BUSINESS WIRE)--July 25, 2007--Nara Bancorp, Inc. (the "Company") (NASDAQ:NARA), the holding company of Nara Bank (the "Bank"), reported net income of $8.8 million, or $0.33 per diluted share, for second quarter 2007, an 11% increase over net income of $7.9 million, or $0.30 per diluted share, for second quarter 2006.

    Min Kim, President and Chief Executive Officer, said, "We had a strong quarter in all areas of the business. Total loan production in our commercial, commercial real estate and SBA lending businesses increased more than 100% over the first quarter level, driving solid growth in both net interest income and net gains generated from SBA loan sales. We are pleased that we were able to generate this strong revenue growth while maintaining tight expense control, resulting in an efficiency ratio of 46.4%. Most importantly, our asset quality remained very healthy. Following the satisfactory resolution of one large non-performing loan identified last quarter, our non-performing assets improved sequentially to 0.27% from 0.42% of total assets.

    "As we previously announced, the MOU under which we were operating was removed on July 12, 2007. We are very pleased that we were able to simultaneously deliver strong performance while also completing the work that was necessary to satisfy all elements of the MOU with our regulatory agencies. The removal of the MOU is a major milestone for the Bank that will open up more opportunities to create shareholder value in the future. Management and the Board recognize that Nara is now a much stronger bank as a result of implementing the multitude of improvements necessary to satisfy the MOU," said Ms. Kim.

    Second Quarter Financial Summary (2007 vs. 2006):

    --  Net income increased 11% to $8.8 million

    --  Diluted EPS increased 10% to $0.33 per share

    --  Net interest income increased 3% to $24.2 million

    --  Net interest margin of 4.72%

    --  Non-interest income increased 38% to $6.1 million

    --  Non-interest expense remained stable at $14.1 million

    --  Net loans receivable increased 19% to $1.86 billion

    --  Deposits increased 5% to $1.80 billion

    --  Non-performing assets to total assets of 0.27%

    Operating Results for Second Quarter 2007

    Net Interest Income and Net Interest Margin. Second quarter 2007 net interest income before provision for loan losses increased 3% to $24.2 million from $23.4 million for second quarter 2006. The improvement was attributable to a $48.6 million, or 10%, increase in net average interest-earning assets, which more than offset the 41 basis point decline in the net interest spread. The resulting second quarter net interest margin (net interest income divided by average interest-earning assets) decreased 33 basis points to 4.72% from 5.05%.

    The weighted average yield on the loan portfolio for second quarter 2007 decreased 18 basis points to 8.84% from 9.02% for the same period last year. The decline was the result of an increase in the percentage of fixed-rate loans in the loan portfolio that have lower yields, as borrowers migrated to fixed-rate loans at lower interest rates during 2006 and 2007. The weighted average yield on the variable-rate and fixed-rate portfolios at June 30, 2007 were 9.21% and 7.73%, respectively, compared to 9.27% and 7.62% at June 30, 2006. At June 30, 2007, 46% of the loan portfolio consisted of fixed-rate loans, compared to 28% at June 30, 2006.

    The weighted average cost of deposits for second quarter 2007 increased 50 basis points to 3.82% from 3.32% for the same period last year. The cost of time deposits increased 59 basis points to 5.25% from 4.66%, accounting for a substantial portion of the increase. The weighted average cost of borrowings for second quarter 2007 decreased 141 basis points to 5.46% from 6.87% for second quarter 2006. The reduction in the weighted average cost of borrowings is primarily attributable to lower rates on FHLB advances and trust preferred securities. The average cost for FHLB advances was 4.31% for second quarter 2007, compared to 4.39% for second quarter 2006, and the average cost of trust preferred securities was 8.71% for second quarter 2007, compared to 8.94% for second quarter 2006.

    Sequentially, second quarter 2007 net interest income before provision for loan losses increased $1.5 million, or 6.5%, from first quarter 2007. Net average interest-earning assets increased by $30.6 million, or 6.2%, and the net interest spread increased by 9 basis points, resulting in an improvement of 10 basis points in the net interest margin to 4.72% from 4.62%. During first quarter 2007, three loans were transferred to non-accrual status, resulting in a reversal of $350 thousand in interest income, which negatively affected the net interest margin by 7 basis points in that quarter. Excluding these items, the first quarter 2007 net interest margin would have been 4.69%.

    Compared to first quarter 2007, the cost of total deposits increased two basis points to 3.82% from 3.80%. The cost of time deposits was 5.25%, three basis points higher than first quarter 2007. At June 30, 2007, the spot rate for time deposits was 5.29%.

    Prepayment penalty income for second quarter 2007, second quarter 2006, and first quarter 2007 was $524 thousand, $376 thousand and $142 thousand, respectively. Excluding the effects of non-accrual loan interest income and prepayment penalty income, the net interest margin for second quarter 2007, second quarter 2006, and first quarter 2007 was 4.61%, 4.97% and 4.66%, respectively.

    Non-interest Income. Second quarter 2007 non-interest income was higher by $1.7 million, or 38%, compared to second quarter 2006. This increase was primarily due to an increase in net gains on sales of SBA and other loans. Net gains on sales of SBA loans increased $641 thousand, or 58%, to $1.7 million for second quarter 2007 from $1.1 million for second quarter 2006. The increase was primarily due to a 167% increase in loans originated and a 94% increase in SBA loans sold. The Bank also sold $18.7 million of commercial real estate loans during second quarter 2007 in order to manage internal concentration limits, which resulted in gains of $754 thousand.

    Sequentially, non-interest income increased 33%, primarily due to the increase in net gains on sales of SBA and other loans. Net gains on sales of SBA and other loans increased 104% to $2.5 million during second quarter 2007, compared to $1.2 million in first quarter 2007.

    Non-interest Expense. Second quarter non-interest expense was $14.1 million, the same level as second quarter 2006. Compensation expense decreased 5% over the same quarter of the prior year primarily due to a decrease in accrued bonuses which was partially offset by an increase in salaries and in stock-based compensation expense. Occupancy expense increased 10%, primarily due to increased lease expense for four branch lease renewals and increased lease expense related to the relocation of our corporate headquarters during the second half of 2006. Furniture and equipment expense increased 25%, primarily due to the new corporate headquarters, and IT-related equipment purchased to support and enhance the Company's technology. Advertising and marketing expense decreased 33%, primarily due to the special promotion expense incurred during the second quarter of 2006 tied to the World Cup Soccer event. Professional fees increased by $267 thousand, or 34%, primarily due to legal fees related to the arbitration matter mentioned during first quarter 2007.

    Sequentially, non-interest expense in second quarter 2007 increased less than 1% to $14.1 million from $13.9 million in first quarter 2007. The annual increase in salaries, which took effect in the second quarter of 2007 was offset by lower bonus accruals in 2007. Included in compensation expense during first quarter 2007 was a reversal of a $600 thousand bonus accrual established during 2002 related to a past compensation matter for which the Company has now determined that the liability no longer exists. Advertising and marketing expense and data processing expense also decreased 27% and 9%, respectively. Professional fees increased 24% primarily due to legal expenses related to the arbitration matter.

    Income Taxes. The effective tax rate was 41.2% for second quarter 2007 compared to 42.0% for second quarter 2006, and 41.1% for first quarter 2007.

    Balance Sheet Summary

    At June 30, 2007 total assets were $2.22 billion, compared to $2.12 billion at March 31, 2007, an increase of 17% (annualized).

    Gross loans receivable were $1.88 billion at June 30, 2007, an increase of 30% (annualized) from the $1.75 billion at March 31, 2007. New loan production was $282 million during second quarter 2007, compared to $206 million during second quarter 2006 and $139 million during first quarter 2007. Loan pay-offs during second quarter 2007, second quarter 2006 and first quarter 2007 were $106 million, $110 million and $67 million, respectively.

    SBA loan originations were $57.3 million during second quarter 2007 compared to $21.5 million during second quarter 2006 and $28.1 million during first quarter 2007. Sales of SBA loans during second quarter 2007 were $33.4 million, compared to $17.2 million during second quarter 2006 and $25.0 million during first quarter 2007.

    Total deposits were $1.80 billion at June 30, 2007, an increase of 11% (annualized) from $1.75 billion at March 31, 2007. The largest increases came in money market deposits and jumbo certificates of deposit. Money market deposits increased $44 million, or 81% (annualized), and jumbo CDs increased $21 million, or 10% (annualized), from March 31, 2007. The increase in money market accounts was largely due to a new product developed in fourth quarter 2006 with a rate of 5.0% and promoted during 2007 in an effort to attract core deposits.

    FHLB advances were $120.0 million at June 30, 2007 compared to $100.0 million at March 31, 2007. The increase in FHLB advances is part of the Company's strategy to augment deposits with borrowings as a source of match-funding of fixed-rate loan originations. The weighted average cost of FHLB advances was 4.31%, compared to 4.39% during second quarter of 2006, and 4.21% during first quarter of 2007.

    Asset Quality

    The Company recorded a provision for loan losses of $1.4 million in second quarter 2007, compared to $142 thousand in the same period of the prior year, and $980 thousand in first quarter 2007. The increase in provision for loan losses reflects the growth in the loan portfolio.

    Non-performing assets at June 30, 2007 were $6.0 million, or 0.27% of total assets, compared to $8.9 million, or 0.42% of total assets, at March 31, 2007.

    Non-performing loans at June 30, 2007 were $5.8 million, or 0.31% of total loans, compared to $8.7 million, or 0.50% of total loans, at March 31, 2007. The decrease in non-performing loans during the quarter was primarily due to the sale of a $3.3 million non-performing loan, collateralized by commercial real estate property in San Diego. The loan was sold at a 1% premium.

    Net loan charge-offs during second quarter 2007 were $1.0 million, or 0.22% of average loans on an annualized basis, compared to $1.3 million during first quarter 2007, or 0.31% of average loans on an annualized basis.

    The allowance for loan losses at June 30, 2007 was $19.1 million, or 1.02% of gross loans receivable, compared to $18.8 million, or 1.07% of gross loans receivable, at March 31, 2007.

    Performance Ratios

    The annualized return on average equity (ROE) for second quarter 2007 was 17.53%, compared to 15.26% for first quarter 2007 and 19.75% for second quarter 2006.

    The annualized return on average assets (ROA) for second quarter 2007 was 1.63%, compared to 1.41% for first quarter 2007 and 1.62% for second quarter 2006.

    The efficiency ratio for second quarter 2007 was 46.38%, compared to 51.01% for first quarter 2007 and 50.57% for second quarter 2006. The improvement in the efficiency ratio over first quarter 2007 was due to the growth in net interest income and non-interest income and the nominal growth in non-interest expense for the second quarter of 2007.

    Capital

    At June 30, 2007, the Company continued to exceed the regulatory capital requirements to be classified as a "well-capitalized institution." The Leverage Ratio was 11.10% compared to 11.18% at December 31, 2006. The Tier 1 Risk-based Ratio was 11.87% compared to 12.16% at December 31, 2006. The Total Risk-based Ratio was 12.83% compared to 13.21% at December 31, 2006.

    Earnings Outlook

    The Company narrowed its range of EPS guidance for the full year 2007. Based on the year-to-date results and the outlook for the second half of 2007, the Company now expects fully diluted earnings per share to range between $1.29 and $1.31 in 2007.

    Commenting on the outlook, Ms. Kim said, "We expect to see a continuation of the trends we experienced in the second quarter. Our investment in additional business development officers and loan production offices is having a positive impact on our revenue growth. The pipeline remains healthy in all of our lending businesses, which should help us generate sufficient volume to offset further compression in our net interest margin. We expect that we will continue to be able to effectively control our deposit costs and non-interest expense, which should help us to continue delivering solid bottom line performance over the remainder of 2007."

    Conference Call and Webcast

    A conference call with simultaneous webcast to discuss the Company's second quarter 2007 financial results will be held tomorrow, July 26, 2007 at 9:30 a.m. Pacific / 12:30 p.m. Eastern. Interested participants and investors may access the conference call by dialing 866-825-1692 (domestic) or 617-213-8059 (international), passcode 50242072. There will also be a live webcast of the call available at the Investor Relations section of Nara Bank's web site at www.narabank.com. Web participants are encouraged to go to the web site at least 15 minutes prior to the start of the call to register, download and install any necessary audio software.

    After the live webcast, a replay will remain available in the Investor Relations section of Nara Bancorp's web site. A replay of the call will be available at 888-286-8010 (domestic) or 617-801-6888 (international) through August 2, 2007; the passcode is 29187444.

    About Nara Bancorp, Inc.

    Nara Bancorp, Inc. is the parent company of Nara Bank, which was founded in 1989. Nara Bank is a full-service community bank headquartered in Los Angeles, with 19 branches and 8 loan production offices in the United States. Nara Bank operates full-service branches in California and New York, with loan production offices in California, Washington, Texas, Georgia, Illinois, New Jersey, and Virginia. Nara Bank was founded specifically to serve the needs of Korean-Americans, one of the fastest-growing Asian ethnic communities over the past decade. Presently, Nara Bank serves a diverse group of customers mirroring its communities. Nara Bank specializes in core business banking products for small and medium-sized companies, with emphasis in commercial real estate and business lending, SBA lending and international trade financing. Nara Bank is a member of the FDIC and is an Equal Opportunity Lender. For more information on Nara Bank, visit our web site at www.narabank.com. Nara Bancorp, Inc. stock is listed on NASDAQ under the symbol "NARA."

    Forward-Looking Statements

    This press release contains forward-looking statements including statements about future operations and projected full-year financial results that are subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such forward looking statements, including, but not limited to economic, competitive, governmental and technological factors affecting the Company's operations, markets, products, services, and pricing. Readers should carefully review the risk factors and the information that could materially affect the Company's financial results and business, described in documents the Company files from time to time with the Securities and Exchange Commission, including its quarterly reports on Form 10-Q and Annual Reports on Form 10-K, and particularly the discussion of business considerations and certain factors that may affect results of operations and stock price set forth therein. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. The Company undertakes no obligation to revise or publicly release the results of any revision to these forward-looking statements.


                          Nara Bancorp, Inc.
            Consolidated Statements of Financial Condition
                   Unaudited (Dollars in Thousands)



Assets                               6/30/2007   3/31/2007  % change
                                    ----------------------------------

Cash and due from banks             $   34,434  $   31,600         9%
Federal funds sold                      10,000      82,000       -88%
Securities available for sale, at
 fair value                            194,925     176,071        11%
Securities held to maturity, at
 amortized cost (fair value: June
 30, 2007 - $0; December 31, 2006 -
 $1,002)                                     -           -         -
Federal Home Loan Bank and Federal
 Reserve Bank stock                     10,772       9,868         9%
Loans held for sale, at the lower of
 cost or market                         17,154       7,978       115%
Loans receivable                     1,878,970   1,749,242         7%
Allowance for loan losses              (19,101)    (18,752)        2%
                                    ----------------------------------
  Net loans receivable               1,859,869   1,730,490         7%
                                    ----------------------------------
Accrued interest receivable              9,074       8,664         5%
Premises and equipment, net             11,585      11,972        -3%
Cash surrender value of life
 insurance                              15,660      15,548         1%
Goodwill                                 2,347       2,347         0%
Other intangible assets, net             2,570       2,735        -6%
Other assets                            47,583      43,956         8%
                                    ----------------------------------
  Total assets                      $2,215,973  $2,123,229         4%
                                    ==================================


Liabilities

Deposits                            $1,798,460  $1,750,976         3%
Borrowings from Federal Home Loan
 Bank                                  120,000     100,000        20%
Subordinated debentures                 39,268      39,268         0%
Accrued interest payable                10,586      10,840        -2%
Other liabilities                       45,332      27,396        65%
                                    ----------------------------------
  Total liabilities                  2,013,646   1,928,480         4%
                                    ----------------------------------

Stockholders' Equity

Common stock, $0.001 par value;
 authorized, 40,000,000 shares;
 issued and outstanding, 26,181,672,
 26,131,672, 26,107,672 and
 25,751,704 shares at June 30, 2007,
 March 31 2007, December 31, 2006
 and June 30, 2006, respectively    $       26  $       26         0%
Capital surplus                         79,108      78,563         1%
Retained earnings                      126,811     118,761         7%
Accumulated other comprehensive
 income (loss), net                     (3,618)     (2,601)       39%
                                    ----------------------------------
  Total stockholders' equity           202,327     194,749         4%
                                    ----------------------------------

  Total liabilities and
   stockholders' equity             $2,215,973  $2,123,229         4%
                                    ==================================


Assets                     12/31/2006  % change   6/30/2006  % change
                          --------------------------------------------

Cash and due from banks   $    36,300        -5% $   37,001        -7%
Federal funds sold             44,500       -78%     96,200       -90%
Securities available for
 sale, at fair value          162,851        20%    184,750         6%
Securities held to
 maturity, at amortized
 cost (fair value: June
 30, 2007 - $0; December
 31, 2006 - $1,002)             1,000      -100%      1,000      -100%
Federal Home Loan Bank and
 Federal Reserve Bank
 stock                          9,758        10%      9,562        13%
Loans held for sale, at
 the lower of cost or
 market                        15,162        13%     13,037        32%
Loans receivable            1,714,865        10%  1,584,913        19%
Allowance for loan losses     (19,112)        0%    (18,168)        5%
                          --------------------------------------------
  Net loans receivable      1,695,753        10%  1,566,745        19%
                          --------------------------------------------
Accrued interest
 receivable                     8,974         1%      7,786        17%
Premises and equipment,
 net                           11,941        -3%      9,082        28%
Cash surrender value of
 life insurance                15,113         4%     14,885         5%
Goodwill                        2,347         0%      2,347         0%
Other intangible assets,
 net                            2,899       -11%      3,244       -21%
Other assets                   40,387        18%     41,841        14%
                          --------------------------------------------
  Total assets            $ 2,046,985         8% $1,987,480        11%
                          ============================================


Liabilities

Deposits                  $ 1,712,235         5% $1,719,576         5%
Borrowings from Federal
 Home Loan Bank                76,000        58%     31,000       287%
Subordinated debentures        39,268         0%     39,268         0%
Accrued interest payable        8,258        28%      9,414        12%
Other liabilities              24,597        84%     25,713        76%
                          --------------------------------------------
  Total liabilities         1,860,358         8%  1,824,971        10%
                          --------------------------------------------

Stockholders' Equity

Common stock, $0.001 par
 value; authorized,
 40,000,000 shares; issued
 and outstanding,
 26,181,672, 26,131,672,
 26,107,672 and 25,751,704
 shares at June 30, 2007,
 March 31 2007, December
 31, 2006 and June 30,
 2006, respectively       $        26         0% $       26         0%
Capital surplus                77,939         1%     73,239         8%
Retained earnings             111,978        13%     95,387        33%
Accumulated other
 comprehensive income
 (loss), net                   (3,316)        9%     (6,143)      -41%
                          --------------------------------------------
  Total stockholders'
   equity                     186,627         8%    162,509        25%
                          --------------------------------------------

  Total liabilities and
   stockholders' equity   $ 2,046,985         8% $1,987,480        11%
                          ============================================


                          Nara Bancorp, Inc.
                  Consolidated Statements of Income
     Unaudited (Dollars in Thousands, Except for Per Share Data)



                                  Three Months Ended
                 -----------------------------------------------------
                  6/30/2007   3/31/2007  % change  6/30/2006  % change
                 -----------------------------------------------------

Interest income:
  Interest and
   fees on loans $    40,289 $    38,244       5% $    34,977      15%
  Interest on
   securities          2,105       2,053       3%       2,060       2%
  Interest on
   federal funds
   sold and other
   investments           682         495      38%       1,461     -53%
                 -----------------------------------------------------
    Total
     interest
     income           43,076      40,792       6%      38,498      12%
                 -----------------------------------------------------

Interest expense:
  Interest on
   deposits           16,903      16,299       4%      13,924      21%
  Interest on
   other
   borrowings          1,963       1,758      12%       1,171      68%
                 -----------------------------------------------------
    Total
     interest
     expense          18,866      18,057       4%      15,095      25%
                 -----------------------------------------------------

Net interest
 income before
 provision for
 loan losses          24,210      22,735       6%      23,403       3%
Provision for
 loan losses           1,350         980      38%         142     851%
                 -----------------------------------------------------
Net interest
 income after
 provision for
 loan losses          22,860      21,755       5%      23,261      -2%
                 -----------------------------------------------------

Non-interest
 income:
  Service fees on
   deposit
   accounts            1,685       1,620       4%       1,520      11%
  Net gains on
   sales of SBA
   and other
   loans               2,491       1,220     104%       1,096     127%
  Other income
   and fees            1,935       1,764      10%       1,820       6%
                 -----------------------------------------------------
    Total non-
     interest
     income            6,111       4,604      33%       4,436      38%
                 -----------------------------------------------------

Non-interest
 expense:
  Salaries and
   employee
   benefits            6,723       6,714       0%       7,083      -5%
  Occupancy            2,109       2,075       2%       1,918      10%
  Furniture and
   equipment             684         625       9%         548      25%
  Advertising and
   marketing             484         662     -27%         725     -33%
  Data
   processing
   and
   communications        870         954      -9%       1,018     -15%
  Professional
   fees                1,049         846      24%         782      34%
  Other                2,144       2,070       4%       2,004       7%
                 -----------------------------------------------------
    Total non-
     interest
     expense          14,063      13,946       1%      14,078       0%
                 -----------------------------------------------------
Income before
 income taxes         14,908      12,413      20%      13,619       9%
Income taxes           6,138       5,105      20%       5,719       7%
                 -----------------------------------------------------
Net Income       $     8,770 $     7,308      20% $     7,900      11%
                 =====================================================

Earnings Per
 Share:
  Basic          $      0.34 $      0.28          $      0.31
  Diluted        $      0.33 $      0.28          $      0.30

Average Shares
 Outstanding:
  Basic           26,165,254  26,123,405           25,612,359
  Diluted         26,502,862  26,537,416           26,221,043




                                         Six Months Ended June 30,
                                      --------------------------------
                                          2007        2006    % change
                                      --------------------------------

Interest income:
  Interest and fees on loans          $    78,533 $    67,581      16%
  Interest on securities                    4,158       3,944       5%
  Interest on federal funds sold and
   other investments                        1,177       2,253     -48%
                                      --------------------------------
    Total interest income                  83,868      73,778      14%
                                      --------------------------------

Interest expense:
  Interest on deposits                     33,202      25,513      30%
  Interest on other borrowings              3,721       2,293      62%
                                      --------------------------------
    Total interest expense                 36,923      27,806      33%
                                      --------------------------------

Net interest income before provision
 for loan losses                           46,945      45,972       2%
Provision for loan losses                   2,330       1,222      91%
                                      --------------------------------
Net interest income after provision
 for loan losses                           44,615      44,750       0%
                                      --------------------------------

Non-interest income:
  Service fees on deposit accounts          3,305       3,057       8%
  Net gains on sales of SBA and other
   loans                                    3,711       2,813      32%
  Other income and fees                     3,699       3,608       3%
                                      --------------------------------
    Total non-interest income              10,715       9,478      13%
                                      --------------------------------

Non-interest expense:
  Salaries and employee benefits           13,437      13,894      -3%
  Occupancy                                 4,184       3,734      12%
  Furniture and equipment                   1,309       1,068      23%
  Advertising and marketing                 1,146       1,276     -10%
  Data processing and communications        1,824       1,971      -7%
  Professional fees                         1,895       1,460      30%
  Other                                     4,214       3,856       9%
                                      --------------------------------
    Total non-interest expense             28,009      27,259       3%
                                      --------------------------------
Income before income taxes                 27,321      26,969       1%
Income taxes                               11,243      11,189       0%
                                      --------------------------------
Net Income                            $    16,078 $    15,780       2%
                                      ================================

Earnings Per Share:
  Basic                               $      0.61 $      0.62
  Diluted                             $      0.61 $      0.60

Average Shares Outstanding:
  Basic                                26,144,445  25,542,636
  Diluted                              26,522,521  26,168,550



                          Nara Bancorp, Inc.
                          Supplemental Data
     Unaudited (Dollars in Thousands, Except for Per Share Data)

                             (Annualized)             (Annualized)
                          At or for the Three      At or for the Six
                             Months Ended              Months Ended
                     ----------------------------- -------------------
Profitability
 measures:           6/30/2007 3/31/2007 6/30/2006 6/30/2007 6/30/2006
                     ----------------------------- -------------------
  ROA                    1.63%     1.41%     1.62%     1.52%     1.67%
  ROE                   17.53%    15.26%    19.74%    16.41%    20.22%
  Net interest
   margin, including
   loan prepayment
   fee income            4.72%     4.62%     5.05%     4.67%     5.11%
  Net interest
   margin, excluding
   loan prepayment
   fee income            4.61%     4.59%     4.97%     4.60%     5.05%
  Efficiency ratio      46.38%    51.01%    50.57%    48.58%    49.16%
  Yield on loan
   portfolio             8.84%     8.71%     9.02%     8.78%     8.86%
  Yield on interest-
   earning assets        8.39%     8.29%     8.31%     8.34%     8.20%
  Cost of interest-
   bearing deposits      4.89%     4.84%     4.26%     4.86%     4.04%
  Cost of total
   deposits              3.82%     3.80%     3.32%     3.81%     3.13%
  Cost of interest-
   bearing
   liabilities           4.94%     4.91%     4.39%     4.93%     4.18%
  Cost of time
   deposits              5.25%     5.22%     4.66%     5.24%     4.45%
  Cost of funds          3.94%     3.93%     3.45%     3.93%     3.28%
  Net interest spread
   (yield on average
   interest-earning
   assets - average
   cost of funds)        4.45%     4.36%     4.86%     4.41%     4.92%



                               For the Three Months Ended
                   ---------------------------------------------------
                    6/30/2007  3/31/2007 % change  6/30/2006 % change
                   ---------------------------------------------------
AVERAGE BALANCES
Gross loans,
 includes loans
 held for sale     $1,823,323 $1,755,760       4% $1,550,453      18%
Interest-earning
 assets             2,053,087  1,967,142       4%  1,853,200      11%
Total assets        2,156,121  2,066,373       4%  1,946,639      11%

Interest-bearing
 deposits           1,383,014  1,348,086       3%  1,307,485       6%
Interest-bearing
 liabilities        1,526,908  1,471,577       4%  1,375,668      11%
Non-interest-
 bearing demand
 deposits             387,143    368,043       5%    372,093       4%
Stockholders'
 Equity               200,162    191,604       4%    160,055      25%
Net interest-
 earning assets       526,179    495,565       6%    477,532      10%


                                           For the Six Months Ended
                                        ------------------------------
                                         6/30/2007  6/30/2006 % change
                                        ------------------------------
AVERAGE BALANCES
Gross loans, includes loans held for
 sale                                   $1,789,728 $1,525,454      17%
Interest-earning assets                  2,010,352  1,799,362      12%
Total assets                             2,111,496  1,891,743      12%

Interest-bearing deposits                1,365,647  1,263,151       8%
Interest-bearing liabilities             1,499,395  1,331,391      13%
Non-interest-bearing demand deposits       377,646    366,308       3%
Stockholders' Equity                       195,908    156,102      25%
Net interest-earning assets                510,957    467,971       9%


LOAN PORTFOLIO COMPOSITION:             6/30/2007  3/31/2007 % change
                                       -------------------------------

Commercial loans                       $  624,873 $  562,406      11%
Real estate loans                       1,217,296  1,145,196       6%
Consumer and other loans                   38,792     43,945     -12%
                                       -------------------------------
  Loans outstanding                     1,880,961  1,751,547       7%
Unamortized deferred loan fees - net of
 costs                                    (1,991)    (2,305)     -14%
                                       -------------------------------
  Loans, net of deferred loan fees and
   costs                                1,878,970  1,749,242       7%
Allowance for loan losses                (19,101)   (18,752)       2%
                                       -------------------------------
Loan receivable, net                   $1,859,869 $1,730,490       7%
                                       ===============================


LOAN PORTFOLIO COMPOSITION:    12/31/2006 % change  6/30/2006 % change
                              ----------------------------------------

Commercial loans              $   565,759      10% $  499,450      25%
Real estate loans               1,102,072      10%  1,033,277      18%
Consumer and other loans           49,201     -21%     55,022     -29%
                              ----------------------------------------
  Loans outstanding             1,717,032      10%  1,587,749      18%
Unamortized deferred loan fees
 - net of costs                   (2,167)      -8%    (2,836)     -30%
                              ----------------------------------------
  Loans, net of deferred loan
   fees and costs               1,714,865      10%  1,584,913      19%
Allowance for loan losses        (19,112)       0%   (18,168)       5%
                              ----------------------------------------
Loan receivable, net          $ 1,695,753      10% $1,566,745      19%
                              ========================================


                            For the Three Months Ended
              -------------------------------------------------------
ALLOWANCE FOR
 LOAN LOSSES:  6/30/2007   3/31/2007  % Change   6/30/2006  % Change
              -------------------------------------------------------
Balance at
 Beginning of
 Period       $   18,752  $   19,112        -2% $   18,398         2%
Provision for
 Loan Losses       1,350         980        38%        142       851%
Recoveries           396         191       107%        724       -45%
Charge-Offs       (1,397)     (1,531)       -9%     (1,096)       27%
              -------------------------------------------------------
Balance at End
 of Period    $   19,101  $   18,752         2% $   18,168         5%
              =======================================================
Net charge-
 off/Average
 gross loans
 (annualized)       0.22%       0.31%                 0.10%


                                         For the Six Months Ended
                                     ---------------------------------
ALLOWANCE FOR LOAN LOSSES:            6/30/2007   6/30/2006  % Change
                                     ---------------------------------
Balance at Beginning of Period       $   19,112  $   17,618         8%
Provision for Loan Losses                 2,330       1,222        91%
Recoveries                                  586       1,075       -45%
Charge-Offs                              (2,927)     (1,747)       68%
                                     ---------------------------------
Balance at End of Period             $   19,101  $   18,168         5%
                                     =================================
Net charge-off/Average gross loans
 (annualized)                              0.26%       0.09%


NON-PERFORMING ASSETS  6/30/2007   3/31/2007   12/31/2006   6/30/2006
                      ------------------------------------ -----------
Delinquent Loans 90
 days or more on Non-
 Accrual Status       $    5,757  $    8,722  $     3,271  $    3,329
Delinquent Loans 90
 days or more on
 Accrual Status                -           -            -           -
                      ------------------------------------ -----------
Total Non-Performing
 Loans                     5,757       8,722        3,271       3,329
Other real estate
 owned                         -           -            -           -
Restructured Loans           222         192          298         757
                      ------------------------------------ -----------
Total Non-Performing
 Assets               $    5,979  $    8,914  $     3,569  $    4,086
                      ==================================== ===========
Non-Performing
 Assets/Total Assets        0.27%       0.42%        0.17%       0.21%
Non-Performing
 Loans/Gross Loans          0.31%       0.50%        0.19%       0.21%
Allowance for loan
 losses/Gross Loans         1.02%       1.07%        1.11%       1.15%
Allowance for loan
 losses/Non-Performing
 Loans                       332%        215%         584%        546%


DEPOSIT COMPOSITION                     6/30/2007  3/31/2007 % Change
                                       -------------------------------
Non-interest-bearing demand deposits   $  396,074 $  383,525       3%
Money market and other                    259,241    215,694      20%
Saving deposits                           144,381    141,754       2%
Time deposits of $100,000 or more         829,940    809,154       3%
Other time deposits                       168,824    200,849     -16%
                                       --------------------- ---------
  Total deposit balances               $1,798,460 $1,750,976       3%
                                       ===================== =========


DEPOSIT COMPOSITION            12/31/2006 % Change  6/30/2006 % Change
                              ----------------------------------------
Non-interest-bearing demand
 deposits                     $   407,519      -3% $  405,271      -2%
Money market and other            184,199      41%    228,435      13%
Saving deposits                   141,611       2%    139,854       3%
Time deposits of $100,000 or
 more                             768,727       8%    740,431      12%
Other time deposits               210,179     -20%    205,585     -18%
                              ----------------------------------------
  Total deposit balances      $ 1,712,235       5% $1,719,576       5%
                              ========================================


DEPOSIT COMPOSITION (%)       6/30/2007 3/31/2007 12/31/2006 6/30/2006
                              ----------------------------------------
Non-interest-bearing demand
 deposits                         22.1%     21.9%      23.8%     23.6%
Money market and other            14.4%     12.3%      10.7%     13.3%
Saving deposits                    8.0%      8.1%       8.3%      8.1%
Time deposits of $100,000 or
 more                             46.1%     46.2%      44.9%     43.1%
Other time deposits                9.4%     11.5%      12.3%     11.9%
                              ----------------------------------------
  Total deposit balances         100.0%    100.0%     100.0%    100.0%
                              ========================================


CAPITAL RATIOS         6/30/2007   3/31/2007   12/31/2006   6/30/2006
                      ------------------------------------------------
Total stockholders'
 equity               $  202,327  $  194,749  $   186,627  $  162,509
Tier 1 risk-based
 capital ratio             11.87%      12.29%       12.16%      11.80%
Total risk-based
 capital ratio             12.83%      13.30%       13.21%      12.86%
Tier 1 leverage ratio      11.10%      11.16%       11.18%      10.35%
Book value per share  $     7.73  $     7.45  $      7.15  $     6.31
Tangible book value
 per share            $     7.54  $     7.25  $      6.95  $     6.09
Tangible equity to
 tangible assets            8.93%       8.95%        8.88%       7.92%


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             Tony Rossi, 213-486-6540